Exhibit 99.1

News

For Immediate Release

Delphi Financial Announces Third Quarter Financial Results

Operating Earnings Per Share of $0.79, Net Income Per Share of $0.73

Diluted Book Value Per Share up 7.6% to $30.31

Wilmington, Delaware – October 25, 2011 – Delphi Financial Group, Inc. (NYSE: DFG) announced today that operating earnings (1) were $44.3 million or $0.79 per diluted share for the third quarter of 2011 compared to $46.5 million or $0.83 per share for the third quarter of 2010. Net income attributable to shareholders was $41.0 million or $0.73 per diluted share, compared to $44.8 million or $0.80 per share in the third quarter of 2010.

Highlights for the third quarter include the following (2):

•	Core premium income of $379.6 million, an increase of 11.1% from the third quarter of 2010;

•	Core production of $89.6 million, an increase of 24.2% from the third quarter of 2010;

•	Annuity sales of $175.6 million, an increase of 14.3% from the third quarter of 2010;

•	Annuity funds under management increased to $2.0 billion, up 22.6% from September 30, 2010;

•	Annualized operating return on beginning shareholders’ equity in the third quarter of 2011 of 10.6%;

•	Record shareholders’ equity of $1.72 billion and record diluted book value per share of $30.31 at September 30, 2011;

•	Repurchases of 421,500 shares at a total cost of $9.7 million.

Robert Rosenkranz, Chairman and Chief Executive Officer, said, “Our ability to grow premiums and continue to earn double digit returns on equity truly highlights the strength of Delphi, our Safety National and Reliance Standard franchises and the quality of our management teams. We are pleased with these achievements, particularly in light of the difficult economic environment.

Safety National exceeded our expectations for new production during the third quarter, which includes the important July renewal period, as clients continued to recognize the value of our specialty workers’ compensation coverage. We remain the leader in the excess workers’ compensation market and achieved healthy increases to policy rates as well as self-insured retention levels.

Reliance Standard grew core premiums and production while maintaining pricing and underwriting discipline. As part of our strategy to further grow our group business we have launched a new line of employer medical stop-loss coverage. This new program is complementary to Reliance Standard’s other products and is designed to help employers who self-fund their health benefit plans maximize their control over health care spending and offers both specific risk and aggregate risk stop-loss coverage for groups as small as 50 lives.

Delphi Financial Reports Third Quarter 2011 Operating EPS of $0.79	Page 2

Delphi’s asset accumulation business continued to achieve strong sales of fixed annuities in the quarter and surpassed a significant milestone of $2.0 billion in funds under management.”

Mr. Rosenkranz added, “We clearly fell short of our expectations for operating earnings during the quarter due to a shortfall in the performance of our approximately $300 million alternatives portfolio. Those assets have averaged a positive total return of 2.5% per quarter over the last decade and we budget them to earn 1.5% return per quarter in our planning. This quarter, these assets were down 1.3%, resulting in a $0.10 per share after-tax operating earnings shortfall. We hate to disappoint, but we do consider that our alternatives portfolio did very well on a relative basis during the worst investment quarter since 2008. It was, after all, a quarter when the S&P 500 Total Return Index fell 13.9% and the average hedge fund was down 6.8%.

Notwithstanding the challenging investment environment during the quarter, we remain confident that Delphi is on track to meet our financial targets for the year. Our operating performance is strong and we are confident in our investment strategy. Delphi’s conservative capital position provides us with excellent financial flexibility and the ability to consider actions such as the share repurchases that we completed during the quarter. Overall we believe that Delphi is well-positioned for future growth and we remain focused on generating value for our shareholders.”

Group Employee Benefit Segment

Core group employee benefit premiums for the third quarter of 2011 were $379.6 million, up 11.1% from $341.6 million in the third quarter of 2010. Core premiums at Delphi’s Safety National subsidiary rose 20.6% while core premiums at Delphi’s Reliance Standard Life subsidiary increased 7.9%. Core production in the third quarter of 2011 rose 24.2%, with core production at Safety National increasing 57.5% and core production at Reliance Standard Life increasing 8.6%.

Delphi’s group employee benefit combined ratio in the third quarter of 2011 was 95.9% compared to 95.5% for the third quarter of 2010 and 95.3% for the full year 2010.

Operating income for the group employee benefit segment for the third quarter of 2011 was $64.2 million, a 9.6% decrease from $71.0 million in the third quarter of 2010.

Asset Accumulation Segment

Delphi’s asset accumulation segment, which is primarily focused on individual fixed annuities, achieved new annuity sales of $175.6 million in the third quarter of 2011, an increase of 14.3% from $153.6 million in the third quarter of 2010. The strong growth in annuity sales reflected continued favorable market conditions in Delphi’s wholesaler distribution channel. Funds under management at September 30, 2011 were $2.0 billion, up from $1.6 billion at September 30, 2010.

Operating income for the asset accumulation segment was $9.2 million, a decrease of 13.2% from $10.6 million the third quarter of 2010. Profitability was impacted by lower than expected investment income.

Delphi Financial Reports Third Quarter 2011 Operating EPS of $0.79	Page 3

Investments

Delphi’s net investment income in the third quarter of 2011 was $80.1 million, a decrease of 7.8% from $86.9 million in the third quarter of 2010. Invested assets at September 30, 2011 were $7.3 billion, an increase of 10.6% from $6.6 billion at September 30, 2010. The tax equivalent yield on the Company’s investment portfolio in the third quarter of 2011 was 5.0% compared to 6.0% in the third quarter of 2010.

Investment income was impacted in the third quarter by the challenging environment for fixed income securities, with interest rates trending lower and spreads remaining tight. In addition, the Company’s alternative investments, which have historically provided enhanced investment income and reduced overall portfolio volatility, had a negative total return in the third quarter of (1.3%), compared with total return of 3.4% in the third quarter of 2010.

Delphi reported after-tax net realized investment losses in the third quarter of 2011 of $(3.3) million, including other-than-temporary impairments (“OTTI”) of $(6.1) million, compared with after-tax net realized investment gains of $0.8 million, including OTTI of $(4.2) million, in the third quarter of 2010.

Capitalization and Shareholders’ Equity

Shareholders’ equity at September 30, 2011 increased 8.7% to a record $1.7 billion from $1.6 billion at September 30, 2010. Diluted book value per share reached a record $30.31 at September 30, 2011, up 7.6% from $28.16 at September 30, 2010.

Total capitalization at September 30, 2011 was $2.3 billion, including $375 million of corporate debt and $175 million of junior subordinated debentures. Debt to total capitalization was 16.5% at September 30, 2011 and holding company financial resources were a comfortable $135 million.

Share Repurchases

Delphi announced in August that its Board of Directors authorized repurchases of the Company’s outstanding Class A common stock in a total amount of up to $50 million. In the third quarter, Delphi repurchased $9.7 million of common stock, representing 421,500 shares at a volume average cost per share of $22.96.

Conference Call

On October 26, 2011 at 11:00 AM (Eastern time), Delphi will broadcast the Company’s third quarter 2011 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi’s website for one week beginning at approximately 1:00 PM (Eastern time) on October 26, 2011. Investors can also download Delphi’s third quarter 2011 Financial Supplement from the Company’s website at www.delphifin.com/financial/stats11.html.

Delphi Financial Reports Third Quarter 2011 Operating EPS of $0.79	Page 4

About Delphi Financial Group, Inc.

Delphi Financial Group, Inc. is a financial services company focused on specialty insurance and insurance-related businesses. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

Cautionary Note Regarding Forward-Looking Statements

In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment,” “outlook,” “effort,” “attempt,” “achieve,” “project,” or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, changes in accounting rules or interpretations thereof, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi’s business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi’s investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Forward-looking statements contained in the foregoing discussion are made as of the date of this press release and Delphi disclaims any obligation to update these or any other forward-looking statements.

Non-GAAP Financial Measures

In presenting the Company’s financial results, management has included and discussed certain financial measures that are not calculated under standards or rules that comprise U.S. GAAP. Such measures are referred to as non-GAAP. These measures should not be viewed as a substitute for those determined in accordance with U.S. GAAP. These non-GAAP financial measures are used by Delphi management in the management of its operations. Management of Delphi believes that showing these non-GAAP financial measures enables investors, analysts, rating agencies and other users of its financial

Delphi Financial Reports Third Quarter 2011 Operating EPS of $0.79	Page 5

information to more easily analyze Delphi’s results of operations in a manner similar to how management analyzes Delphi’s underlying performance.

Operating earnings, which is a non-GAAP financial measure, consists of net income attributable to shareholders excluding after-tax realized investment gains and losses, losses on early retirement of senior notes and results from discontinued operations, as applicable. The Company believes that because these excluded items arise from events that are largely within management’s discretion and whose fluctuations can distort comparisons between periods, a measure excluding their impact is useful in analyzing the Company’s operating trends. Investment gains or losses are realized based on management’s decision to dispose of an investment, and investment losses are realized based on management’s judgment that a decline in the market value of an investment is other than temporary. Early retirement of senior notes occurs based on management’s decision to redeem or repurchase these notes. Discontinued operations result from management’s decision to exit or sell a particular business. Thus, these excluded items are not reflective of the Company’s ongoing earnings capacity, and trends in the earnings of the Company’s underlying insurance operations can be more clearly identified without their effects. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and the Company believes that analysts and investors typically utilize measures of this type as one element of their evaluations of insurers’ financial performance. However, gains or losses from the excluded items, particularly as to investments, can occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income attributable to shareholders, the most directly comparable GAAP measure, as an indication of the Company’s overall financial performance and may not be calculated in the same manner as similarly titled captions in other companies’ financial statements. For reconciliations of the amounts of operating earnings to the corresponding amounts of net income attributable to shareholders for the indicated periods, see the table captioned “Non-GAAP Financial Measures – Reconciliation to GAAP” which follows.

Annualized operating return on beginning shareholders’ equity, which is a non-GAAP financial measure, is based on operating earnings divided by beginning shareholders’ equity. For reconciliations of the amounts of annualized operating return on equity to the corresponding amounts of annualized net income return on equity for the indicated periods, see the table captioned “Non-GAAP Financial Measures – Reconciliation to GAAP” which follows.

(1)	Information regarding this and other non-GAAP financial measures included in this press release can be found under the caption “Non-GAAP Financial Measures” above.

(2)

In October 2010, the FASB issued guidance limiting the extent to which an insurer may capitalize costs incurred in the acquisition of an insurance contract. The guidance provides that, in order to be capitalized, such costs must be incremental and directly related to the acquisition of a new or renewal insurance contract. Insurers may only capitalize costs related to successful efforts in attaining a contract and advertising costs may only be capitalized if certain direct response advertising criteria are met. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, with either prospective or retrospective adoption permitted. Effective January 1, 2011, Delphi elected to adopt this guidance on a retrospective basis, which resulted in the write-off of the portion of its cost of business acquired that does not satisfy the standards for being capitalized under such guidance, as well as the restatement of certain of Delphi’s financial information for prior periods. Accordingly, the 2010 financial information has been restated to reduce operating earnings per share for the third quarter of 2010

Delphi Financial Reports Third Quarter 2011 Operating EPS of $0.79	Page 6

by $0.03, and to reduce diluted book value per share at September 30, 2010 by $1.12. Detailed financial data concerning these matters is contained in the Company’s Third Quarter 2011 Financial Supplement, which is available on the Company’s website at www.delphifin.com/financial/stats11.html.

Contact:	Bernard J. Kilkelly Vice President, Investor Relations Delphi Financial Group, Inc.
Phone:	212-303-4349
E-mail:	bkilkelly@dlfi.com

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DELPHI FINANCIAL GROUP, INC.

Non-GAAP Financial Measures

Reconciliation to GAAP

(Unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	09/30/2011	09/30/2010	09/30/2011	09/30/2010
Income Statement Data
Operating earnings	$44,286	$46,477	$144,489	$136,630
Net realized investment (losses) gains (A)	(3,251)	775	(3,803)	(18,062)
Loss on early retirement of senior notes (B)	—	(2,444)	—	(2,582)

Net income attributable to shareholders (GAAP measure)	$41,035	$44,808	$140,686	$115,986

Diluted results per share of common stock attributable to shareholders:
Operating earnings	$0.79	$0.83	$2.55	$2.45
Net realized investment (losses) gains (A)	(0.06)	0.01	(0.07)	(0.32)
Loss on early retirement of senior notes (B)	—	(0.04)	—	(0.05)

Net income attributable to shareholders (GAAP measure)	$0.73	$0.80	$2.48	$2.08

Annualized operating return on beginning shareholders’ equity	10.6%	13.0%	12.6%	14.0%
Annualized net income return on beginning shareholders’ equity (GAAP measure)	9.8%	12.5%	12.3%	11.9%

(A)	Net of an income tax benefit (expense) of $1.8 million, $(0.4) million, $2.0 million, $9.7 million, or $0.03 per diluted share, $(0.01) per diluted share, $0.04 per diluted share, $0.17 per diluted share for the three and nine months ended 09/30/2011 and 09/30/2010, respectively. The tax effect is calculated using the Company’s statutory tax rate of 35%.
(B)	Net of an income tax benefit of $1.3 million and $1.4 million or $0.02 per diluted share and $0.02 per diluted share for the three and nine months ended 09/30/2010, respectively. The tax effect is calculated using the Company’s statutory tax rate of 35%.

DELPHI FINANCIAL GROUP, INC.

Consolidated Statements of Income

(Unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	09/30/2011	09/30/2010	09/30/2011	09/30/2010
Revenue:
Premium and fee income	$398,619	$357,019	$1,160,030	$1,057,348
Net investment income	80,102	86,886	255,587	249,170
Net realized investment (losses) gains:
Total other than temporary impairment losses	(11,969)	(13,886)	(27,283)	(62,818)
Less: Portion of other than temporary impairment losses recognized in other comprehensive income	2,617	7,498	3,570	12,599

Net impairment losses recognized in earnings	(9,352)	(6,388)	(23,713)	(50,219)
Other net realized investment gains	4,350	7,580	17,862	22,431

Net realized investment (losses) gains	(5,002)	1,192	(5,851)	(27,788)
Loss on early retirement of senior notes	—	(3,760)	—	(3,972)

Total revenue	473,719	441,337	1,409,766	1,274,758

Benefits and expenses:
Benefits, claims and interest credited to policyholders	290,033	250,594	834,461	741,602
Commissions and expenses	125,158	119,603	365,733	349,392

	415,191	370,197	1,200,194	1,090,994

Operating income	58,528	71,140	209,572	183,764
Interest expense:
Corporate debt	6,049	7,783	18,066	23,370
Junior subordinated debentures	3,249	3,241	9,739	9,730
Income tax expense	7,995	15,266	40,152	34,563

Net income	41,235	44,850	141,615	116,101
Less: Net income attributable to noncontrolling interest	200	42	929	115

Net income attributable to shareholders	$41,035	$44,808	$140,686	$115,986

Basic results per share of common stock:
Net income attributable to shareholders	$0.73	$0.81	$2.51	$2.10
Weighted average shares outstanding	56,004	55,404	56,006	55,284
Diluted results per share of common stock:
Net income attributable to shareholders	$0.73	$0.80	$2.48	$2.08
Weighted average shares outstanding	56,405	55,800	56,669	55,674
Dividends paid per share of common stock	$0.12	$0.11	$0.35	$0.31

DELPHI FINANCIAL GROUP, INC.

Summarized Consolidated Balance Sheets

(Unaudited; in thousands)

	09/30/2011	12/31/2010
Assets:
Investments:
Fixed maturity securities, available for sale	$6,373,799	$5,717,090
Short-term investments	201,529	334,215
Other investments	760,874	498,678

	7,336,202	6,549,983
Cash	91,055	72,806
Cost of business acquired	159,322	149,325
Reinsurance receivables	367,628	360,255
Premiums receivable	186,179	130,111
Accrued investment income	70,071	60,831
Goodwill	93,929	93,929
Other assets	117,745	120,635
Assets held in separate account	115,043	123,674

Total assets	$8,537,174	$7,661,549

Liabilities and Equity:
Policy liabilities and accruals	$3,149,860	$2,970,389
Policyholder account balances	2,030,328	1,753,744
Corporate debt	375,000	375,000
Junior subordinated debentures	175,000	175,000
Other liabilities and policyholder funds	963,785	728,612
Liabilities related to separate account	115,043	123,674

Total liabilities	6,809,016	6,126,419

Equity:
Class A Common Stock	568	565
Class B Common Stock	60	60
Additional paid-in capital	697,751	682,816
Accumulated other comprehensive income	94,939	30,932
Retained earnings	1,134,442	1,013,369
Treasury stock, at cost	(206,931)	(197,246)

Total shareholders’ equity	1,720,829	1,530,496
Noncontrolling interest	7,329	4,634

Total equity	1,728,158	1,535,130

Total liabilities and equity	$8,537,174	$7,661,549

DELPHI FINANCIAL GROUP, INC.

Consolidated Statements of Cash Flows

(Unaudited; in thousands)

	Nine Months Ended
	09/30/2011	09/30/2010
Operating activities:
Net income attributable to shareholders	$140,686	$115,986
Adjustments to reconcile net income attributable to shareholders to net cash provided by operating activities:
Change in policy liabilities and policyholder accounts	268,982	180,506
Net change in reinsurance receivables and payables	(9,007)	(9,657)
Net change in premiums receivable	(56,068)	(30,045)
Amortization, principally the cost of business acquired and investments	29,819	37,376
Deferred costs of business acquired	(78,908)	(65,782)
Net realized losses on investments	5,851	27,788
Net change in federal income taxes	26,145	9,630
Other	(3,754)	(12,804)

Net cash provided by operating activities	323,746	252,998

Investing activities:
Purchases of investments and loans made	(2,416,481)	(1,599,851)
Sales of investments and receipts from repayment of loans	1,429,610	1,057,614
Maturities of investments	308,805	70,801
Net change in short-term investments	132,686	46,367

Net cash used by investing activities	(545,380)	(425,069)

Financing activities:
Deposits to policyholder accounts	433,239	277,854
Withdrawals from policyholder accounts	(169,258)	(82,832)
Proceeds from issuance of 2020 Senior Notes	—	250,000
Borrowings under revolving credit facility	—	50,000
Principal payments under bank credit facility	—	(222,000)
Early retirement of senior notes	—	(75,000)
Acquisition of treasury stock	(9,685)	—
Cash dividends paid on common stock	(19,613)	(17,150)
Other financing activities	5,200	2,983

Net cash provided by financing activities	239,883	183,855

Increase in cash	18,249	11,784
Cash at beginning of year	72,806	65,464

Cash at end of period	$91,055	$77,248